Exhibit 99.1

Infinity Pharmaceuticals Raises $20 Million Through an Innovative Non-Dilutive Asset-Backed Financing from BVF

— Fully funds all ongoing IPI-549 clinical trials through key data readouts —

— Non-dilutive financing extends cash runway into 2H 2021 —

CAMBRIDGE, Mass.—January 9, 2020 — Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) (“Infinity”) today announced a $20 million non-dilutive asset-backed financing with BVF Partners L.P. (“BVF”), Infinity’s largest shareholder. This investment by BVF entails no equity to be issued by Infinity and has its sole recourse in potential royalty payments due on future sales of patidegib, a hedgehog pathway inhibitor discovered by Infinity and licensed to PellePharm in 2013. Infinity has the right to repay the $20 million plus interest to repurchase the right to future patidegib royalties during the next three years under certain conditions.

“This non-dilutive financing is representative of our very collaborative relationship with BVF and their tremendous support as a value-added investor. Leveraging our financial interest in patidegib royalties enables us to preserve significant upside for all of Infinity’s shareholders,” said Adelene Perkins, Chief Executive Officer and Chair of Infinity Pharmaceuticals. “Importantly, with this financing, we now have over $60 million cash on hand to fund all of our current IPI-549 trials to key data readouts throughout 2020 and into 2H 2021. These data readouts include studies of IPI-549 in a randomized, controlled Phase 2 study in bladder cancer and in front line settings with novel triple therapy combinations, including in indications for which we have seen clinical activity, as part of a thoughtful clinical development strategy designed to reveal the potentially transformative impact of reprogramming macrophages with IPI-549.”

Mark Lampert, President of BVF, Inc., commented, “In light of our longstanding association with Infinity, the enormous potential of IPI-549 to help cancer patients, which is not currently reflected in the company’s stock price, and our admiration for management’s dilution sensitivity in advance of data, we wanted to help Infinity raise capital without equity dilution. BVF’s large existing ownership stake in the company was fundamental in aligning our interests with the company to preserve IPI-549 upside for all shareholders, and we believe this innovative financing structure accomplishes the objective in a win-win manner.”

Within this extended cash runway into 2H 2021, Infinity expects to generate data on approximately 525 patients from the following trials:

•	MARIO-275, our global randomized Phase 2 study in collaboration with Bristol-Myers Squibb (BMS), evaluating IPI-549 in combination with Opdivo® in patients with advanced urothelial cancer.

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MARIO-3, our Phase 2 study in collaboration with Roche/Genentech evaluating IPI-549 in combination with Tecentriq® and Abraxane® as a front-line treatment in patients with triple negative breast cancer (TNBC) and in combination with Tecentriq and Avastin® as a front-line treatment for patients with renal cell cancer (RCC).

•	MARIO-1, our Phase 1/1b study in collaboration with BMS evaluating IPI-549 in combination with Opdivo in patients with advanced solid tumors.

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Arcus Biosciences’ Phase 1 collaboration study evaluating IPI-549 in a novel, checkpoint inhibitor free regimen that includes their dual adenosine receptor inhibitor, AB928, and Doxil® in patients with relapsed/refractory TNBC.

In addition to the initial $20 million payment, Infinity is eligible to receive from BVF an additional $5 million payment upon positive data from PellePharm’s Phase 3 trial in patients with Gorlin Syndrome. PellePharm announced the completion of enrollment in a Phase 3 trial of a topical formulation of patidegib in patients with Gorlin Syndrome in December 2019. FDA granted Breakthrough Therapy Designation and Orphan Drug Designation to PellePharm for a topical formulation of patidegib in patients with Gorlin Syndrome in November 2017. Infinity retains rights to all patidegib milestone payments from PellePharm of up to $9 million in regulatory and first commercial sale milestones and $37.5 million in sales threshold milestones.

Infinity has the option to repurchase the rights to future patidegib royalties by paying BVF an amount equal to the principal amount received by Infinity plus interest at any time when the 20-day volume weighted average price per share of Infinity’s common stock exceeds $5.00 during the next three years.

Furthermore, Infinity retains its approximately 1% equity interest in PellePharm. PellePharm has previously announced that LEO Pharmaceuticals has the right to acquire PellePharm following Phase 3 data for total potential consideration of $690 million.

If, during the period ending three years from the date of the agreement or earlier in the event Infinity has exercised its repurchase option for future patidegib royalties from BVF, Infinity completes future equity financings above a specified share quantity threshold and below a specified price threshold, then Infinity has agreed to provide BVF with 50% warrant coverage at a 50% premium to the price at which such shares in excess of the share quantity threshold were sold.

The terms and conditions of the transaction are described in more detail in a Form 8-K filed by Infinity with the Securities and Exchange Commission on January 9, 2020.

About Infinity and IPI-549

Infinity is an innovative biopharmaceutical company dedicated to advancing novel medicines for people with cancer. Infinity is advancing IPI-549, a first-in-class, oral immuno-oncology development candidate that selectively inhibits PI3K-gamma, in multiple clinical studies. MARIO-1 is an ongoing Phase 1/1b study evaluating IPI-549 as a monotherapy and in combination with Opdivo (nivolumab) in approximately 225 patients with advanced solid tumors, including patients refractory to checkpoint inhibitor therapy. Data presented from MARIO-1 to date show that IPI-549 has activity and leads to a reduction in the number of circulating myeloid derived suppressor cells (MDSCs) as both a monotherapy and in combination with Opdivo. MARIO-275 is a global, randomized, combination study of IPI-549 combined with Opdivo in I/O naïve urothelial cancer patients for which enrollment is expected to be completed in 2020 with data by mid-2021. MARIO-3 is the first IPI-549 combination study in front-line advanced cancer patients and is evaluating IPI-549 in combination with Tecentriq® and Abraxane® in front-line TNBC and in combination with Tecentriq and Avastin® in front-line RCC. MARIO-3 is also expected to complete enrollment in 2020 with data presentation expected in 2020. With the MARIO-275, MARIO-3 and MARIO-1 studies, Infinity is evaluating IPI-549 in the anti-PD-1 refractory, I/O-naïve and front-line settings. Infinity also has a collaboration with Arcus Biosciences in which we are evaluating a check-point inhibitor free, novel combination regimen of IPI-549 plus AB928 (dual adenosine receptor antagonist) plus Doxil® in advanced TNBC patients. For more information on Infinity, please refer to Infinity’s website at www.infi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding: the expected benefits from the financing, Infinity’s expectation that its cash on hand will be sufficient to fund its operations into 2H 2021, the therapeutic potential of PI3K-gamma selective inhibition and IPI-549, alone and in combination with other cancer therapies; clinical trial enrollment and data presentation timelines; financial guidance; and Infinity’s ability to execute on its strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that IPI-549 will successfully complete necessary preclinical and clinical development phases. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: whether any milestones or royalties will become payable or paid by PellePharm under the license agreement; Infinity’s results of clinical trials and preclinical studies; the content and timing of decisions made by the U.S. FDA and other regulatory authorities; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing or intends to develop IPI-549; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for IPI-549. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s annual report and quarterly reports filed with the Securities and Exchange Commission (SEC), and in other filings that Infinity makes with the SEC, available through the company’s website at www.infi.com. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Opdivo® is a registered trademark of Bristol-Myers Squibb.

Tecentriq® and Avastin® are registered trademarks of Roche.

Abraxane® is a registered trademark of Celgene.

Doxil® is a registered trademark of Janssen Products.

Contact:

Ashley Robinson

LifeSci Advisors, LLC

Tel 617-430-7577

arr@lifesciadvisors.com